UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2024

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Uniti Group Inc.

(Exact name of registrant as specified in its charter)

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Maryland	001-36708	46-5230630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2101 Riverfront Drive, Suite A Little Rock, Arkansas	72202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (501) 850-0820

Not Applicable

(Former name or former address, if changed since last report.)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	UNIT	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01   Entry into a Material Definitive Agreement.

On February 23, 2024, Uniti Fiber Bridge Borrower LLC (the “ABS Borrower”), Uniti Fiber Bridge HoldCo LLC and Uniti Fiber GulfCo LLC (together, the “ABS Loan Parties”), each an indirect subsidiary of Uniti Group Inc. (the “Company”), entered into a bridge loan and security agreement, dated as of February 23, 2024 (the “ABS Loan Agreement”) by and among the ABS Loan Parties, Wilmington Trust, National Association, as administrative agent, collateral agent, account bank and verification agent, Barclays Bank PLC, as facility agent, and the lenders identified therein.

The ABS Loan Agreement provides for a secured, multi-draw term loan facility of up to $350 million (the “ABS Loan Facility”). Unless otherwise terminated pursuant to the terms of the ABS Loan Agreement, the ABS Loan Facility matures on the date that is 18 months from the initial draw thereunder (the “Closing Date”). The Company intends to refinance the ABS Loan Facility in full with proceeds from a long-term ABS facility secured primarily by certain Uniti Fiber network assets.

Amounts outstanding under the ABS Loan Facility will bear interest at a floating rate equal to, at the Company’s option, either (i) the one-month or three-month Secured Overnight Financing Rate (“SOFR”), plus a spread of 3.75% per annum or (ii) Base Rate (as defined in the ABS Loan Agreement), plus a spread of 2.75% per annum; provided that the spread will automatically increase to (a) 4.50% per annum in the case of loans bearing interest based on SOFR and 3.50% per annum in the case of loans bearing interest based on Base Rate, in each case to the extent outstanding on and after the date that is 12 months following the Closing Date and (b) 5.25% per annum in the case of loans bearing interest based on SOFR and 4.25% per annum in the case of loans bearing interest based on Base Rate, in each case to the extent outstanding on and after the date that is 15 months following the Closing Date. The Company intends to cap SOFR interest expense for the duration of the ABS Loan Facility pursuant to an interest rate protection agreement.

In connection with the ABS Loan Facility, the Company formed Uniti Fiber ABS Parent LLC, an indirect subsidiary that qualifies as a bankruptcy-remote special purpose entity (“ABS Parent”), and directed the formation of the ABS Loan Parties, which are direct and indirect subsidiaries of ABS Parent. Each of the ABS Loan Parties is a Delaware limited liability company and a special purpose, bankruptcy-remote, indirect subsidiary of the Company. The ABS Loan Facility is secured by equity in the ABS Borrower and substantially all of the assets of the ABS Loan Parties (subject to certain customary limited exceptions) and is non-recourse to the Company. The assets of the ABS Loan Parties will only be available for payment of the obligations arising under the ABS Loan Agreement and will not be available to pay any obligations or claims of the Company’s other creditors.

In connection with the initial funding under the ABS Loan Facility on the Closing Date, it is expected that the Company will, directly or indirectly, (i) transfer certain Uniti Fiber non-regulated and interstate customer contracts and related equipment to the ABS Loan Parties and (ii) grant an indefeasible right of use in the related fiber network assets to such ABS Loan Parties. In addition, it is expected that certain of the ABS Loan Parties will enter into a management agreement (the “Management Agreement”) with Uniti Fiber Holdings Inc. (the “Manager”), pursuant to which the Manager will be responsible for servicing and administering the assets securing the ABS Loan Facility and be permitted to make reimbursable servicing advances in respect of the collateral securing the ABS Loan Facility under certain circumstances.

The ABS Loan Agreement contains customary covenants limiting the ability of the ABS Loan Parties to: incur or guarantee additional indebtedness; pay dividends or distributions on, or redeem or repurchase, capital stock; make certain investments or other restricted payments; sell fiber network assets; enter into transactions with affiliates; and create restrictions on the ability of the ABS Loan Parties to incur liens on their assets constituting collateral to secure obligations under the ABS Loan Agreement. These covenants are subject to a number of limitations, qualifications and exceptions. The ABS Loan Agreement also contains a maximum leverage financial maintenance covenant and customary events of default.

The foregoing description of the ABS Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the ABS Loan Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Bridge Loan and Security Agreement, dated as of February 23, 2024, by and among Uniti Fiber Bridge Borrower LLC, Uniti Fiber Bridge HoldCo LLC, the subsidiary guarantors from time to time party thereto, Wilmington Trust, National Association, as administrative agent, collateral agent, account bank and verification agent, Barclays Bank PLC, as facility agent, and the lenders from time to time party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

UNITI GROUP INC.

By:	/s/ Daniel L. Heard
	Name:	Daniel L. Heard
	Title:	Executive Vice President – General Counsel and Secretary

Dated: February 26, 2024